April 27, 1999

                        SHARE EXCHANGE AGREEMENT
                        ------------------------

	THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is entered into on April 27th, 1999 by and among Clariti Telecommunications International, Ltd., a Delaware (U.S.) corporation ("Clariti"), MegaHertz-NKO, Inc., a Delaware corporation ("Company"), NKO, Inc., a Delaware corporation ("NKO"), and MegaHertz Communications Corporation, a New York corporation ("MegaHertz"), as holders of the outstanding shares of capital stock (the "Shares") of the Company. NKO and MegaHertz are referred to herein, collectively as the "Sellers". Clariti, the Company and the Sellers are collectively referred to herein collectively as the "Parties" and individually as a "Party".

	BACKGROUND

	A.	Clariti wishes to acquire the Shares, which represent one hundred percent (100%) of the issued and outstanding capital stock of Company.

	B.	Sellers own and are authorized to transfer the Shares to Clariti.

	NOW, THEREFORE, in consideration of the premises and of the mutual promises herein made, and in consideration of the covenants, representations and warranties herein contained, the parties hereby agree as follows:

	1.	DEFINITIONS.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

"Agreement" has the meaning set forth in the preamble above.

	 	"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

"Closing" and "Closing Date" have the meanings set forth in Section 2.3.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble above.

	"Confidential Information" means any and all information concerning the business and affairs of the Company or Clariti other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of the Sellers.

"Disclosure Schedule" means the disclosure schedules referred to in Section 3. The Disclosure Schedules shall be provided by Sellers to Clariti by no later than May 3, 1999.

	"Environmental Laws" means all Laws and any other legal requirements relating to environmental matters, including without limitation, those relating to the Release or threatened Release of any Hazardous Substance and to the generation, use, storage or transportation of any Hazardous Substance, including without limitation, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Oil Pollution Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act and comparable United States and foreign federal, state, provincial, municipal or local laws and any similar or analogous municipal, local, provincial, state and federal statutes and regulations promulgated pursuant thereto.

"Escrow Agent" shall be Eizen Fineburg & McCarthy, LLP.

	"Escrow Agreement" means an Escrow Agreement in substantially the form set forth as Exhibit "A" hereto among the Parties and the Escrow Agent. The parties shall, in good faith, negotiate the terms of the Escrow Agreement by no later than May 3, 1999. The parameters of such Escrow Agreement are set forth on Exhibit A-1.

"Financial Statements" has the meaning set forth in Section 3.9.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Indebtedness" has the meaning set forth in Section  3.10.

 	"Indemnified Party" has the meaning set forth in Section 8.4(a).

"Indemnifying Party" has the meaning set forth in Section 8.4(a).

"Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products or the Technology, including, without limitation, all Intellectual Property identified in Section
3.17 to the Disclosure Schedule; (ii) that are owned, licensed or controlled in whole or in part by the Company and relate to the business of the Company; or
(iii) that are used in the development, manufacture, sales, marketing or testing of the Products.

"Knowledge" means actual knowledge after reasonable investigation.

 	"Laws" means all laws, rules, regulations, codes, injunctions, judgments, decrees, rulings, interpretations, constitution, ordinance, common law, treaty, regulations, or orders, of any federal, state, local, municipal and foreign, international, or multinational governments or administration and all related agencies.

"Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

"Lien" means any security interest, lien, claim, pledge, charge, restriction on transfer (except as imposed by the Securities Act or other applicable law) or other encumbrance of any nature whatsoever, except for Liens for taxes not yet payable.

"Losses" has the meaning set forth in Section 8.2.

"Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the Company.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" means the audited Financial Statements for the Company for the three (3) month period ending March 31, 1999.

"Most Recent Fiscal Year End" has the meaning set forth in Section 3.9.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" and "Parties" have the meanings set forth in the preamble above.

	"Percentage Interest" means each Seller's relative ownership interest in the Company as reflected on Exhibit "B" hereto. Exhibit "B" shall be provided by Sellers to Clariti no later than May 3, 1999.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Products" means all current products and services of the Company, any subsequent versions of such products currently being developed, any products currently being developed by the Company which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Sellers" has the meaning set forth in the preamble.

"Shares" has the meaning set forth in the preamble.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 9.4(a).

	"Trademarks" means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

	2.	AGREEMENT TO EXCHANGE AND PURCHASE SHARES.

		2.1	Transfer of Shares.	At the Closing, Sellers shall sell,
transfer, assign, convey and deliver to Clariti all right, title and interest in or to the Shares, all such shares to be fully paid, non-assessable shares issued free and clear of any and all Liens.  At the Closing, Sellers shall deliver to Clariti stock certificates representing the Shares, each certificate to be duly endorsed in blank or with stock powers annexed thereto duly endorsed in blank, in proper form for transfer of the Shares to Clariti upon delivery.

		2.2	Consideration for Shares.	At the Closing and
simultaneously with the transfer and assignment to Clariti of the Shares, Sellers shall receive the following consideration, representing full and complete payment by Clariti to Sellers for the Shares, payable as described below:

			2.2.1	At the Closing, Clariti shall cause to be issued to
Sellers (pro rata in accordance with Sellers' Percentage Interest), three million five hundred thousand (3,500,000) shares of Clariti's common stock,
$.001 par value per share, proportionately adjusted for any increase or decrease in the number of issued shares of such common stock between the date of execution hereof and the Closing resulting from a stock split or the payment of a stock dividend or any other increase or decrease in the number of shares of Common Stock effected without receipt of full and fair consideration by
Clariti, all such shares to be duly authorized, validly issued, fully paid, non-assessable shares issued free and clear of Liens (other than interests, claims, charges and restrictions imposed by this Agreement) ("Clariti Common
Stock Issued at Closing").  At the Closing, Clariti shall deliver to Sellers
(pro-rata in accordance with Sellers' Percentage Interest) stock certificates issued in each Seller's name representing such Seller's shares of Clariti
Common Stock issued at Closing.

			2.2.2	At the Closing, Clariti shall cause to be issued in the
name of the Sellers, one million and twenty thousand shares (1,020,000) of
Clariti's common stock $.001 par value, (with Clariti issuing in each Seller's name stock certificates representing its pro-rata share (determined in accordance with such Seller's Percentage Interest) of such common stock) to be held in escrow and thereafter released pursuant to the Escrow Agreement, all such shares to be fully-paid, non-assessable shares issued free and clear of
Liens (other than interests, claims, charges and restrictions imposed by this
Agreement and the Escrow Agreement) ("Clariti Common Stock Issued in Escrow").
At the Closing, Clariti shall deliver to Escrow Agent, stock certificates representing the shares of Clariti Common Stock Issued in Escrow, such certificate to be duly endorsed in proper form for transfer of title to such shares to Escrow Agent upon delivery.

			2.2.3	Sellers may transfer any and all shares of Clariti
Stock (as hereinafter defined) to its shareholders and Affiliates, subject to securities laws and requirements of Clariti's securities counsel provided, however, that any such transfer by the Sellers shall not be deemed an underwriting or require Clariti to incur any additional expense.

		2.3	Closing.	The closing of the transactions contemplated by
this Agreement (the "Closing") shall take place subject to the satisfaction of the conditions of Closing set forth in Section 6 below, at the offices of Eizen
Fineburg & McCarthy, LLP located at 2001 Market Street, Suite 3410,
Philadelphia, Pennsylvania, commencing at 10:00 a.m. eastern time on May 14,
1999, or at such other place or on such other date as the Parties may mutually determine (the "Closing" or the "Closing Date").

	3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS.  Each Seller,
severally, but not jointly, with respect to itself only, and not with respect to the other Seller, represent and warrant to Clariti that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

	3.1	Organization of the Company.  The Company is duly incorporated, validly existing, and in good standing under the laws of Delaware. Copies of the certificate of incorporation and bylaws of the Company as amended to date have been heretofore delivered to Clariti and are accurate and complete. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate except for those jurisdictions where the failure to be so qualified will not have a Material Adverse Effect.

	3.2	No Subsidiaries, etc. Except as set forth in Section 3.2 of the
Disclosure Schedule, the Company does not own or control any subsidiary and does not own any capital stock or have any direct or indirect equity participation or ownership interest in any other Person and is not party to any partnership, joint venture or similar arrangement.

	3.3	Capitalization and Ownership of the Company.  The authorized capital stock of the Company consists of twenty million shares of common stock, $.01 par value per share, and one million shares of preferred stock, $.01 par value per share. The issued and outstanding shares held of record and beneficially by the Sellers and the respective amounts thereof shall be set forth in Exhibit B, and shall be free and clear of any Liens. All of the outstanding shares of capital stock of the Company have been validly issued, are fully paid and non-assessable. Except as set forth in Section 3.3 of the Disclosure Schedule, there is no warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of capital stock of the Company or other securities convertible into or exchangeable for capital stock of the Company (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no agreements to register any securities of the Company or sales or resales thereof under federal or state securities laws.

	3.4	Authorization of Transaction.  Each of the Sellers and the Company
has the legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of the Sellers and the Company to authorize and permit the execution and delivery by them of this Agreement and the instruments required to be executed and delivered by each of them pursuant hereto, the performance by them of their respective obligations hereunder, and the consummation by them of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by each of the Company and the Sellers and constitutes the legal, valid and binding obligation of each of the Company and the Sellers, enforceable in accordance with its terms and conditions.

	3.5.	Noncontravention.  Neither the execution and the delivery of this
Agreement, nor the consummation of the transactions described in this Agreement will (i) conflict with or result in a breach of any provision of the articles of organization or by-laws of the Company, (ii) except as set forth in Section
3.5 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or any of the Sellers is a party, or (iii) violate any laws to which the Company or any of the Sellers is subject. Except as set forth in
Section 3.5 of the Disclosure Schedule, neither the Sellers nor the Company are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

	3.6	Brokers' Fees.  Except as set forth in Section 3.6 to the
Disclosure Schedule, neither the Company nor the Sellers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Clariti or the Company could become liable or obligated.

	3.7	Title to Assets.  Except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance
Sheet, the Company has valid title to, or a valid and subsisting leasehold interest in, the properties and assets used by it, located on its premises, or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except as set forth in Section 3.7 of the Disclosure Schedule.

	3.8	All Assets Necessary to Conduct Business.  Except as set forth in
Section 3.8 of the Disclosure Schedule, the assets, properties and rights of the Company reflected in the Most Recent Financial Statements comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by the Company in, and, to the Company's Knowledge, necessary to, the conduct of the Company's business as currently conducted.

	3.9	Financial Statements.  Attached hereto as Exhibit "C" are the following financial statements of the Sellers and the Company (collectively the "Financial Statements"): (i) consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996 (unaudited), December 31, 1997 (unaudited) and December 31, 1998 (audited) for each of the Sellers (the "Most Recent Fiscal Year End"), (ii) an opening unaudited consolidated balance sheet for the Company dated as of January 8, 1999 and (iii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flow as of and as at, as the case may be, the three-month period ended March 31, 1999 for the Company. The Financial Statements (including, with respect to the audited financial statements only, the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete and present fairly in all material respects the financial condition of the Sellers and the Company as of and as at, as the case may be such dates and the results of operations of the Company and the Sellers for such periods and are consistent with the books and records of the Company and the Sellers, subject to normal year-end adjustments and, in the case of the unaudited financial statements, the absence of notes.

	3.10	Indebtedness and Guarantees.  Except as set forth in Section 3.10 of the Disclosure Schedule, and except for amounts stated on or properly reserved for in the Most Recent Financial Statements, the Company does not have any Indebtedness. As used herein, the term "Indebtedness" means any obligations for or in respect of (i) borrowed money (including without limitation, accrued interest thereon), (ii) the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), (iii) capital lease obligations, conditional sale or other title retention agreements or (iv) declared and unpaid dividends. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company is not a guarantor or otherwise liable for any Liability or obligation of any other Person.

	3.11	Absence of Changes.  Except as set forth in Section 3.11 of the
Disclosure Schedule and except in the Ordinary Course of Business, since the Company's inception on January 8, 1999, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

	(a)	sale, lease, transfer, or assignment of any of the Company's assets, tangible or intangible, other than sales of inventory for fair value in the Ordinary Course of Business;

	(b)	creation or imposition of any Lien upon any of the Company's assets, tangible or intangible;

	(c)	increase in prompt payment or pre-payment rebates, most favored pricing or other price protections or similar programs, or other material change in the sales, pricing, cash management, billing, payment, collection or cancellation policies or practices of the Company;

	(d)	delay or postponement of payment of accounts payable and other
Liabilities outside the Ordinary Course of Business;

	(e)	any termination (or, to the Company's Knowledge, any oral or written threat received by the Company to terminate) by one or more material distributors, customers, licensors or suppliers of the Company of its respective business relationships with the Company or, to the Company's Knowledge, any oral or written threat received by the Company that any such material distributor, customer, licensor or supplier will not (i) continue to do business with the Company on terms and conditions at least as favorable to the Company as the terms and conditions provided to the Company since its inception;

	(f)	material damage, destruction, or loss (whether or not covered by insurance) to its property;

	(g)	modification or change in the application of GAAP from the manner in which it was applied in the Most Recent Financial Statements or any other material change in the Company's accounting procedures or methodologies;

	(h)	transaction with any of the Sellers or any of their respective
Affiliates;

	(i)	other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;
and

	(j)	agreement or commitment by the Company or any of the Sellers to any of the foregoing.

	3.12	Absence of Undisclosed Liabilities.  The Company has no material
Liabilities except for (a) Liabilities set forth in the Most Recent Balance Sheet, (b) Liabilities set forth in Section 3.12 of the Disclosure Schedule and
(c) Liabilities which arise after the date hereof in the Ordinary Course of the Business (none of which Liabilities results from, arises out of, relates to, is in the nature of or is caused by any breach of contract, breach of warranty, tort, or violation of law).

	3.13	Legal and Other Compliance.  The Company has materially complied and is in material compliance with all material applicable laws and, to the Company's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. To the Company's Knowledge, neither the ownership nor use of properties of the Company nor the conduct of its business conflicts with the rights of any other Person or violates, conflicts with or results in a default, right to accelerate or loss of rights under, any terms or provisions of any of its charter or by-laws or any Lien, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party or by which it is bound.

		3.14	No Material Adverse Change.  Since the Company's inception in
January, 1999, there has not been any change which has resulted in a Material
Adverse Effect and to Company's Knowledge, no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

	3.15.	Taxes.

	(a)	The Company and the Sellers have, or the Sellers on behalf of the
Company have, filed on a timely basis all Tax Returns required to be filed by the Company and the Sellers. All such Tax Returns were correct and complete.
All Taxes owed by the Company or by the Sellers, whether or not shown on any Tax Return, have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it may be subject to taxation by that jurisdiction. There are no liens or other encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax when due.

	(b)	The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

	(c)	There is no Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  To the Company's
Knowledge, there is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of the Company claimed or raised by any authority in writing.

	(d)	The Company has taken reasonable efforts to ensure that its
reserves, as estimated, are reasonable.

	(e)	The Company does not have any liability for the Taxes of any other
Person, including without limitation the Sellers, under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local and foreign income Tax purposes.

	3.16	Property, Plant and Equipment. The Company does not own any real property. Section 3.16 of the Disclosure Schedule lists all real property leased or subleased to the Company. The Company has delivered to Clariti correct and complete copies of the leases and subleases listed in Section 3.16 of the Disclosure Schedule (as amended to date) which such leases and subleases have not been amended or modified since the date thereof. No action has been taken or omitted by the Company or the Sellers, and, to the Knowledge of the Sellers, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a default under any Lease or that may reasonably be expected to result in a loss of rights or the creation of any Lien thereunder or pursuant thereto. The leasehold interests of the Company are not subject to any Lien, and the Company is in quiet possession of the properties covered by the Leases.

	3.17	Intellectual Property.

	(a)	The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission the Intellectual Property set forth in
Section 3.17 of the Disclosure Schedule necessary or desirable for the operation of the businesses of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company in the Company's business immediately prior to the Closing hereunder will be owned or available for use by the Company and Clariti on identical terms and conditions immediately subsequent to the Closing hereunder. Except as disclosed in Section 3.17(a) of the Disclosure Schedule, the Company has taken all commercially reasonable action to maintain and protect each item of Intellectual Property that the Company owns or uses.

	(b)	Except as disclosed in Section 3.17(b) of the Disclosure Schedule, to the Company's Knowledge, the Company has not interfered with, infringed upon, or misappropriated any Intellectual Property rights of third parties, and there has never been any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, or misappropriated, any Intellectual Property rights of the Company.

	(c)	Section 3.17(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to the Company's Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to the Company's Intellectual Property, and identifies each license, agreement, or other written permission which the Company has granted to any third party with respect to any of the Intellectual Property (together with any exceptions). Section 3.17(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark or servicemark used by the Company. With respect to each item of Intellectual Property required to be identified in Section 3.17(c) of the Disclosure Schedule, except as disclosed in Section 3.17(c) of the Disclosure Schedule, the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction.

	(d)	Section 3.17(d) of the Disclosure Schedule identifies each item of
Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or written permission. With respect to each item of Intellectual Property required to be identified in
Section 3.17(d) of the Disclosure Schedule, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect.

	3.18	Contracts.  Section 3.18 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Company is a party:

	(a)	any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 in any year;

	(b)	any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, which could result in a material loss to the Company (including in the event of any termination thereof) or is likely to involve the exchange of consideration in excess of $50,000 in any single year;

	(c)	any agreement (or group of related agreements) under which the
Company has created, incurred, assumed or guaranteed any Indebtedness in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

	(d)	any agreement concerning confidentiality or noncompetition or otherwise creating or purporting to create any restrictions on the ability of the Company to engage in any business or to operate in any geographic area;

	(e)	any agreement between or among the Company, on the one hand, and any of the Sellers or any of their respective Affiliates, on the other hand;

	(f)	any profit sharing, stock option, stock purchase, stock
appreciation, phantom stock, deferred compensation, severance or other plan or arrangement for the benefit of any current or former directors, officers and employees of the Company;

	(g)	any agreement providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis providing for annual compensation in excess of $50,000 or providing severance or retirement benefits;

	(h)	any agreement under which the Company has advanced or loaned any amount to any of the Sellers or their respective Affiliates, any director, officer or employee of the Company, or to any other Person in an amount in excess of $5,000;

	(i)	any agreement between or among the Company with any customer of the
Company containing a most favored price or other price protection provision, or providing any warranty of the Company that is more onerous, in any material respect, to the Company than the Company's standard warranty;

	(j)	any agreement pursuant to which payments, or an acceleration of or increase in benefits, may be required of the Company upon or after a change of control of the Company;

	(k)	any agreement under which the consequences of a default or
termination could have a Material Adverse Effect on the Company; and

	(l)	any other agreement (or group of related agreements), the
performance of which involves consideration in excess of $50,000.

The Sellers have delivered to Clariti a correct and complete copy of each written agreement listed in Section 3.18 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.18 of the Disclosure Schedule. Except as disclosed in Section 3.18 of the Disclosure Schedule, with respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) subject to obtaining the necessary consents disclosed in Section 3.5 of the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company, nor, to the Knowledge of the Company, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (iv) neither the Company nor, to the Company's Knowledge, any other party has repudiated any provision of the agreement.

	3.19	Accounts Receivable.  All accounts receivable of the Company are reflected properly on its books and records in accordance with GAAP, are valid receivables, arose from bona fide transactions in the Ordinary Course of Business, are subject to no dispute, set-offs or counterclaims which would result in a Material Adverse Effect except as recorded as accounts payable, except as reflected as net of allowance for bad debts in the Most Recent Balance Sheet as adjusted for the passage of time in accordance with GAAP and past practice and custom of the Company. The Sellers have delivered to Clariti as Section 3.19 of the Disclosure Schedule a true and correct list of all receivables which have been deemed uncollectable and are not reflected in the Most Recent Balance Sheet.

	3.20	Insurance and Risk Management.  Section 3.20 of the Disclosure
Schedule sets forth a list (indicating the type, name of the insurer, coverage amounts, period of coverage, premiums, deductibles and material nonstandard exclusions) of all insurance policies maintained by the Company (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements). With respect to each such insurance policy: (1) is in full force and effect; (2) the transactions contemplated hereby will not result in the cancellation or modification of such policies; (3) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (4) the Sellers have delivered true and complete copies of all policies and related indemnity or premium payment agreements to Clariti; (5) the policy has not been amended or modified and no riders have been issued in respect of such policies referred to in (4) above; and (6) no party to the policy has repudiated any provision thereof in writing. To the Company's Knowledge, all such policies provide adequate coverage for all normal risks incident to the Company's assets, properties and business operations.

	3.21	Litigation.  Except as disclosed in Section 3.21 of the Disclosure
Schedule, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Sellers' and Company's
Knowledge, threatened and received by the Company in writing, which involve the Company. There are no material judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Company adversely affecting any of its assets, businesses or operations under any federal, state or local law.

	3.22	Product Warranties Defects Liability.  Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all material and applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and, to the Company's Knowledge, the Company has no Liability (and to the Company's Knowledge, no written claim has been received by the Company for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) which reserve is adequate to address all such Liabilities. Except as set forth in Section 3.2 of the Disclosure Schedule, no product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. To the Company's Knowledge, the Company has no Liability (and, to the Company's Knowledge, no written claim has been received by the Company for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and, to the Company's Knowledge, there has been no inquiry or investigation made in respect thereof by any Person including any governmental or administrative agency other than such Liability for which the Company has obtained insurance coverage pursuant to insurance policies listed in Section 3.22 of the Disclosure
Schedule which such policies will remain in full force and effect without modification or increase in premium as a result of the transactions contemplated hereby.

	3.23	Employees.  To the Knowledge of the Company and Sellers, no
executive or key employee has any plans to terminate employment with the Company. The Company has not experienced any labor disputes or work stoppages due to labor disagreements. The Company is in compliance with all applicable material laws respecting employment and employment practices and terms and conditions of employment. The Company is not nor has it ever been a party to any collective bargaining agreement nor has the Company been the subject of any organizational activity.

	3.24	Employee Benefits.

	(a)	Section 3.24(a) of the Disclosure Schedule sets forth all Employee
Plans (hereinafter defined) to which the Company contributes or is obligated to contribute, under which the Company has or may have any Liability for premiums or benefits, or which benefits any current or former employee, director, consultant or independent contractor of the Company or any beneficiary thereof. For purposes of this Agreement, the term "Employee Plan" means any plan, program, agreement, policy or arrangement (a "plan"), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of Section
3(1) of ERISA (a "Welfare Plan"); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan whether for the benefit of a single individual or a group of individuals. With respect to each Employee Plan listed in Section 3.24(a) of the Disclosure Schedule, the Company has provided to the  accurate, current and complete copies of each of the following:  (1)
the plan document together with all amendments; (2) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (3) copies of any summary plan descriptions, employee handbooks or similar employee communications and administrative forms; (4) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS; and (5) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

	(b)	Neither the Company nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under section 4001(b)(1) of ERISA or sections 414(b), (c), (m) or (o) of the Code (a "Related Entity") has ever maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA.

	(c)	Each Employee Plan that is intended to be qualified under section 401(a)
of the Code is so qualified.  Each Employee Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable law, and nothing has occurred with respect to any Employee Plan that has subjected or could subject the Company or any plan participant to a penalty under Section 502 of ERISA or to an excise tax under the Code.  The Sellers have not received any loans from any Employee Plan.

	(d)	All required contributions to and premium payments on account of each Employee Plan have been made.

	(e)	Section 3.24(e) of the Disclosure Schedule sets forth each and every pending, or to the Company's Knowledge, threatened lawsuit, claim or other controversy relating to an Employee Plan, other than claims for benefits in the normal course. No Employee Plan is the subject of an IRS or DOL examination or a government sponsored amnesty, voluntary capline, self-correction or similar program.

	(f)	Other than as required under Section 601 et seq. of ERISA, no
Employee Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.

	(g)	No circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any plan maintained or formerly maintained by the Company or any related entity, or to which the Company or any related entity is or has been required to contribute (other than an Employee Plan), that could subject Clariti to Liability, or the assets of the Business to any Lien, under ERISA or the Code, nor will the transactions contemplated by this Agreement give rise to any such Liability or Lien.

	3.25	Environment, Health, and Safety.  The Company has complied and is in compliance with all Environmental Laws. There is no legal action pending or, to the Company's knowledge, threatened and received in writing against the Company in respect of (i) noncompliance with any Environmental Laws, or (ii) the handling, storage, use, transportation or disposal of any Hazardous Substance; except for actions filed or threatened after the date hereof that have not had, or would not be reasonably expected to have, a Material Adverse Effect. The Company has not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

	3.26	Affiliated Transactions.  Except as set forth in Section 3.26 of the Disclosure Schedule, the Company is not a party to or bound by any contract, commitment or understanding with any of the stockholders, directors or officers of the Company or any of their Affiliates or any member of their family and none of the stockholders, directors or officers of the Company or Affiliates or any member of their family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the business of any of the Company.

	3.27	Distributors, Customers, Suppliers.  Section 3.27 of the Disclosure
Schedule sets forth a complete and accurate list of (i) all of the distributors for the Company's products indicating the specific product, existing contractual arrangements, if any, with each such distributor and the volume of products distributed, (ii) the ten largest customers (by dollar volume) of the
Company and the Sellers during the Most Recent Fiscal Year, indicating the existing contractual arrangements with each such customer by product and (iii)
all suppliers of significant materials or services to the Company

	3.28	No Illegal Payments, Etc.  None of the Sellers or the Company, nor
any of the directors, officers, employees or agents of the Company, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

	3.29	Year 2000 Issues.  Based on a review of the operations of the
Company as they relate to the processing, storage and retrieval of data, neither the Sellers nor the Company believe that a Material Adverse Effect is likely to occur as a result of computer software and hardware of the Company that will not function with respect to periods commencing January 1, 2000 at least as effectively as with respect to periods ending on or prior to December 31, 1999.

	3.30	Books and Records.  The books and all corporate (including minute books and stock record books) and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with applicable laws and other requirements.

		3.31	Formation of Company.  Set forth as Schedule 3.31 of the
Disclosure Schedule is the Certificate of Incorporation of the Company.

	3.32	Qualification of Sellers.  Each Seller represents and warrants, with respect to itself and not with respect to the other Seller, that:

				(a)	The Clariti common stock ("Clariti Stock")
received or to be received from Clariti pursuant to this Agreement is (a) being acquired for Sellers' own account and not with the present view towards the distribution thereof without compliance with securities laws and (b) is subject to certain restrictions on transferability as provided under the Securities
Act. Sellers agree that they will not dispose of the Clariti Stock except (1) pursuant to an effective registration statement under the Securities Act, or
(ii) in any other transaction which, in the opinion of Clariti's securities counsel, or counsel reasonably acceptable to Clariti, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder. Proskauer Rose, LLP is hereby deemed reasonably acceptable to Clariti for purposes of this Section 3.32(a).

				(b)	The Clariti Stock is being offered and sold under
exemptions from the registration provisions of the Securities Act including, but not limited to Sections 3(b), 4(2) and 4(6) of the Securities Act and
Regulation D promulgated thereunder; Sellers are purchasing the Clariti Stock without being furnished any offering literature, a prospectus or offering memorandum; this transaction has not been scrutinized by the SEC or by any administrative agency charged with the administration of securities laws of any state; all information, documents, records and books pertaining to this investment and Clariti have been made available upon request to Sellers and their respective representatives, including Sellers' attorney, accountant and/or purchaser representatives.

				(c)	Clariti has provided copies of all 10K, 10Q and
8K SEC Reports for the past two (2) years.  Sellers have read and considered the SEC Reports (as hereinafter defined) and understands that investments in the Clariti Stock are accompanied by a degree of risk, and there are substantial restrictions on the transferability of the Clariti Stock.

				(d)	Sellers are able to (a) bear the economic risk of
this investment, (b) hold the Clariti Stock indefinitely and (c) presently afford a complete loss of this investment.

				(e)	Sellers have adequate means of providing for
current business needs and business contingencies and presently has no need for liquidity in this investment.

				(f)	Sellers have such knowledge and expertise in
financial and business matters and are capable of evaluating the merits and risk of investment in the Clariti Stock and of making an informed investment decision.  Sellers confirm that in making the decision to purchase the Clariti
Stock, they have relied solely upon Sellers' independent investigations by
Sellers and/or their respective representatives, including their respective own professional tax, legal and other advisors and that Sellers and such representatives and advisors have been given the opportunity to ask questions of and to receive answers from, persons acting on behalf of Clariti concerning the terms and conditions of this offering, Clariti's business and associated risks and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense.
				(g)	Sellers confirm that: (i) the Clariti Stock is
being acquired by Seller in good faith solely for Sellers' own account and investment purposes only and is not being purchased for immediate resale, resyndication, distribution, subdivision or fractionalization thereof and (ii)
Sellers have no contract or arrangement with any person to sell, transfer or pledge to any person the Clariti Stock or any part thereof, any interest therein or any rights thereto.  Sellers have no present plans to enter into any such contract or arrangement.

				(h)	Sellers understand that neither the SEC nor any
other federal or state agency has passed upon or made any recommendation or endorsement of the Clariti Stock. Sellers further acknowledge that the Clariti
Stock has not been registered under the Securities Act or under any state securities laws.  Sellers therefore acknowledge that the Clariti Stock cannot be sold unless such stock is subsequently registered under the Securities Act and applicable state laws or unless an exemption from such registration is available.  Sellers further understand that Clariti is relying upon the truth and accuracy of Sellers' representations, warranties and acknowledgments made herein by offering the Clariti Stock for sale to Sellers without having first registered same under the Securities Act.

				(i)	Sellers consent to stop transfer instructions
being placed with the transfer agent for the Clariti Stock and the placement of a legend on all certificates evidencing the purchase of the Clariti Stock, which legend shall be in form substantially as follows:

	THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SALE OR OTHER DISPOSITION OF THESE SHARES IS RESTRICTED AND IN ANY EVENT IS PROHIBITED UNLESS
(1) THE HOLDER OF THIS CERTIFICATE RECEIVES AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO CLARITI AND ITS COUNSEL, THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS OR (2) THERE IS AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT TO THESE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.

				(j)	Seller is an "accredited investor" as such term
is defined in Rule 502 of Regulation D promulgated under the Securities Act of
1933, as amended.

	4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ACQUISITION.
Clariti and represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

	4.1	Organization of Clariti.  Clariti is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

	4.2	Authority for Agreement.  Clariti has full power and authority
(including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Clariti, enforceable against it in accordance with its terms and conditions.

	4.3	Noncontravention.  Neither the execution and the delivery of this
Agreement, nor the consummation of the transactions contemplated hereby will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Clariti is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Clariti is a party or by which it is bound or to which any of its assets is subject. Clariti does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

	4.4	Due Authorization.  Clariti has full requisite power and authority to execute, deliver and perform this Agreement, all documents executed in connection with this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Clariti of this Agreement, all documents executed in connection with this Agreement, and the consummation by Clariti of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors (or its executive committee) of Clariti, and no other actions or proceedings on the part of Clariti are necessary to authorize the execution, delivery and performance by Clariti of this Agreement, all documents executed in connection with this Agreement, or the transactions contemplated hereby and thereby. Clariti has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) all documents executed in connection with this Agreement. This Agreement constitutes and all documents executed in connection with this Agreement upon their execution and delivery will constitute, legal, valid and binding obligations of Clariti enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies and by principles of equity.

	4.5	Common Stock.  Clariti has taken all action necessary to authorize and approve the issuance of the Clariti Stock at the Closing Date. The Clariti Stock will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable. There are no statutory or contractual shareholders' preemptive rights or rights of refusal with respect to the issuance of the Clariti Stock upon execution of this Agreement or consummation of the transactions contemplated hereby.

	4.6	SEC Filings.  Clariti has filed and made available to the Sellers all reports required to be filed by Clariti with the SEC (the "SEC Reports") for the past two (2) years. The SEC Reports at the time filed, as may have been amended, complied in all material respects with the applicable requirements of the Securities Exchange Act. As of their respective dates, as may have been amended the financial statements of Clariti included in the SEC Reports ("Clariti Financial Statements") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and were, when filed, in accordance with the books and records of Clariti, complete and accurate in all material respects, and present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Clariti and its subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

	4.7	SEC Filings Correct and Complete.  Except as otherwise disclosed in the SEC Reports, there are no actions, suits, mediations, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or to the Knowledge of Clariti threatened against
Clariti or other events which would have a Material Adverse Effect on the business, operating assets, liabilities, results of operation, cash flows or financial condition of Clariti taken as a whole.

	5.	COVENANTS.  The Parties, between the date hereof and the Closing
(or such longer period as expressly set forth in this Section 5), agree as follows:

	5.1	General.  Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement
(including satisfaction, but not waiver, of the closing conditions set forth in
Section 6 below).

	5.2	Notices and Consents.  The Company and Sellers have given any notices to third parties, and will each use their best efforts to obtain any third party consents, that are required in connection with the transactions contemplated by this Agreement, as set forth in Section 3.5 to the Disclosure Schedule.

	5.3	Operation of Business.  The Company will not engage in any
practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company (i) will not (A) issue, sell or otherwise dispose of any of its capital stock or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (B) will not pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Company has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) outside the Ordinary Course of Business or (C) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.11 above and (ii) will use its reasonable commercial efforts to (A) keep available to Clariti the services of the Company's present officer's, employees, agents and independent contractors, and
(B) preserve for the benefit of Clariti the goodwill of Sellers' customers, suppliers, landlords and others having business relations with it.

	5.4	Full Access.  The Company will permit representatives of Clariti to have full access, at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the
Company, to all premises, properties, personnel, books, records (including Tax records), contacts, and documents of or pertaining to each of the Company.

	5.5	Notice of Developments.  Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above.  No disclosure by any Party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

	5.6	Exclusivity.  The Sellers and the Company will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating or enter into or consummate any transaction relating to the acquisition of any capital stock or other voting securities, or any portion of the Company's Assets (other than sales of services in the Ordinary Course of Business), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company and Sellers will notify Clariti immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

	5.7	Payment of Indebtedness.  Sellers will cause all Indebtedness owed to the Company by any Seller or any Affiliate of any Seller to be paid in full prior to Closing.

	5.8	Access to Records after Closing.  For a period of five years after the Closing Date, the Sellers and their representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. Such access shall be afforded by Clariti upon receipt of reasonable advance notice and during normal business hours. The Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section
5.8. If Clariti shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Clariti shall, prior to such disposition, give the Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may select.

	5.9	Future Assurances.  At any time and from time to time after the
Closing, at the request of Clariti and without further consideration, Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Clariti may reasonably determine is necessary to transfer, convey and assign to Clariti, and to confirm Clariti's title to or interest in the Company, to put Clariti in actual possession and operating control thereof and to assist Clariti in exercising all rights with respect thereto. The Sellers hereby constitute and appoint Clariti and its successors and assigns as their true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Sellers but on behalf of and for the benefit of Clariti and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Sellers or otherwise, for the benefit of Clariti or its successors and assigns, proceedings at law, in equity, or otherwise, which Clariti or its successors or assigns reasonably deem proper in order to collect or reduce to possession or any of the assets of the Company to do all acts and things in relation to the assets which Clariti or its successors or assigns reasonably deem desirable.

		5.10	Registration Statement.

(a)	Clariti, at no cost to Sellers, shall include all of the Clariti Common
Stock Issued at Closing in that certain registration statement that Clariti has commenced preparing to be filed under the Securities Act after Closing and Clariti hereby agrees to use its reasonable efforts to cause such registration statement to be declared effective by the SEC. In the event that such pending registration is not declared effective within six (6) months of Closing, Sellers shall have a demand registration right which shall provide that Clariti shall register such shares of Clariti Common Stock Issued at Closing on a registration statement which shall be declared effective by the SEC within one
(1) year of Closing.

(b)	If at any time, and from time to time, after the date(s) on which the
Clariti Common Stock Issued in Escrow is released from escrow to Sellers in accordance with the terms of the Escrow Agreement ("Released Stock"), Clariti proposes to register any of its securities under the Securities Act except with respect to registration statements on Forms S-4 or S-8 (or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock options or other employee plans), Clariti shall each time give prompt written notice to Sellers of its intention to do so and shall offer Sellers the right to request inclusion in the proposed registration of their shares of Released Stock. Any such Seller may, by written response delivered to Clariti within twenty (20) days after the delivery of such notice, request that all or a specified part of the Released Stock held by Seller be included in such registration. Clariti thereupon, at no cost to Sellers, will use its reasonable commercial efforts to cause to be included in such registration statement all Released Stock which Clariti has been so requested to register by such Seller. In the event that any registration pursuant to this Section 5.10 shall be, in whole or in part, an underwritten public offering of the common stock of Clariti, the number of shares of Released Stock to be included in such an underwriting may be reduced pro rata among the requesting Sellers if and to the extent that the managing underwriter or underwriter shall be of the opinion (a written copy of which, if available, shall be delivered to Sellers) that such inclusion would materially adversely effect the marketing of the securities to be distributed by such underwriter under such registration statement; provided, however, that only to the extent permitted by other agreements of existing Clariti shareholders (in such case a copy of which shall be provided to Seller) if any shares are to be included in such an underwriting for the account of any Person other than Clariti or requesting Sellers of Released Stock, then any reduction in the number of shares of Released Stock to be included in such an underwriting shall be made pro rata among the requesting Sellers and all such Persons. Clariti shall have the right to abandon any registration it initiates under this Section 5.10.

		(c)	Whenever required to effect the registration of any Clariti
Stock ("Registrable Securities") under this Agreement, Clariti shall:

			(i)	Prepare and file with the SEC a registration statement
with respect to such Registrable Securities and use reasonable commercial efforts to keep such registration statement effective for up to ninety (90)
days; provided, however, that, if Clariti qualifies to use Form S-3 and such registration shall be made by use of such form, Clariti shall keep such registration statement effective until the earlier of (i) six (6) months have elapsed from the effective date of such registration statement or (ii) the date, in the opinion of counsel to Clariti, all the Registrable Securities proposed to be sold thereunder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 promulgated by the
SEC, provided that this shall not apply once the shares can be sold under Rule
144 and that this can be delayed for ninety (90) days if disclosure of such transaction shall be adverse to the Company.

			(ii)	Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

			(iii)	Furnish to the Sellers participating in the
registration such number of copies of prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

			(iv)	Use reasonable commercial efforts to register and
qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Sellers, provided that Clariti shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

			(v)	In the event of any underwritten public offering, enter
into and perform its obligations under an underwriting agreement, in usual and customary form, which shall be reasonably satisfactory to Clariti with the managing underwriter(s) of such offering.

			(vi)	Notify each Seller covered by such registration
statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

	5.11	Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, Clariti agrees to:

			(a)	Make and keep public information available, as those
terms are understood and defined in Rule 144 under the Securities Act;

			(b)	Use reasonable commercial efforts to file with the SEC
in a timely manner all reports and other documents required of Clariti under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements).

		5.12	Additional Clariti Shares.  As of the Closing, Clariti shall reserve nine hundred and ninety thousand (990,000) shares of Clariti's common stock, $.001 par value, for issuance to key management employees of Company
("Key Employees") at such time(s) and in such amounts as shall be determined by
Company's Board of Directors.  Prior to the issuance of such stock, Key
Employees shall acknowledge, in writing, that the shares of Clariti common stock are subject to certain restrictions on transferability as provided under the Securities Act and that such Key Employees will not dispose of such stock except (i) pursuant to an effective registration statement under the Securities
Act, or (ii) in any other transaction which, in the opinion of Clariti's securities counsel, or counsel reasonably acceptable to Clariti, is exempt from registration under the Securities Act, or the rules and regulations of the
Securities Exchange Commission thereunder.  Clariti shall use reasonable commercial efforts to cause such shares to be issued in the most tax efficient manner to key employees to defer or limit income tax provided, however, that
Clariti shall not be obligated for such taxes.

		5.13	Disclosure to Sellers.  Clariti hereby covenants and agrees
to promptly provide Sellers with all SEC Reports and press releases from the date hereof to the Closing date. Prior to Closing, Clariti shall cause its officers, directors and employees to be reasonably available to Sellers during normal business hours to ask questions of, and receive answers from such individuals, or such reasonable matters pertaining to Clariti and its affiliates reasonably necessary for Sellers to make an informed investment decision regarding the Clariti Stock.

	6.	CONDITIONS TO OBLIGATION TO CLOSE.

	6.1	Conditions to Obligation of Clariti.  The obligation of Clariti to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

	(a)	Representations and Warranties.  The representations and warranties set forth in Section 3 above shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date;

	(b)	Performance.  The Sellers and the Company shall have performed and complied with all of their covenants, agreements and obligations hereunder through the Closing;

	(c)	Consents; Payment of Indebtedness.  The Sellers shall have (i)
procured all of the governmental approvals, consents or authorizations and third party consents specified in Section 3.5 above.

	(d)	Absence of Litigation.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Clariti to own the Shares or to operate the businesses of the Company (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

	(e)	Employment Agreement.  Doron Nevo ("Nevo') shall have entered into an Employment Agreement with Clariti in a form and content mutually agreeable among Clariti and Nevo.

	(f)	No Material Adverse Change.  There shall not have been any change which has resulted in a Material Adverse Effect and to the Company's Knowledge no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

	(g)	Certificates.  The Sellers shall have delivered to Clariti a certificate to the effect that each of the conditions specified above in
Section 6.1(a)-(g) are satisfied in all respects;

	(h)	Due Diligence.  Clariti, in its sole discretion, shall be satisfied with its findings resulting from its due diligence inquiries including, without limitation, the financial position of the Company, the business operations of the Company, and any and all matters of or relating to the ownership and operation of the Company.  This condition shall be deemed satisfied unless
Clariti shall send written notice to Sellers by no later than May 5, 1999 of dissatisfaction of such findings.  In the event such notice is sent as provided for above, this Agreement shall be null and void and none of the parties shall have any further obligation or liability hereunder.

	(i)	Escrow Agreement.  The Sellers and the Company shall have executed and delivered the Escrow Agreement.

	(j)	All Necessary Actions.  All actions to be taken by the Company and the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Clariti; and

			(k)	Non-Foreign Status.  Each of the Sellers shall have
delivered to Clariti a certificate of non-foreign status under Section 1445 of the Code, if required by law.

Clariti may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

	6.2	Conditions to Obligations of the Sellers.  The obligation of the
Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

	(a)	Representations and Warranties.  The representations and warranties set forth in Section 4  above shall be true and correct at and as of the
Closing Date;

	(b)	Performance by Clariti.  Clariti shall have performed and complied with all of its covenants hereunder through the Closing;

	(c)	Absence of Litigation.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

	(d)	Certificates.  Clariti shall have delivered to the Company a certificate to the effect that each of the conditions specified above in
Section 6.2(a)-(c) is satisfied in all respects;

	(e)	No Material Adverse Change.  There shall not have been any change which has resulted in a material adverse effect to Clariti and to Clariti's Knowledge no event has occurred or circumstance exists that may result in such a material adverse effect to Clariti.

	(f)	All Necessary Actions.  All actions to be taken by Clariti in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Sellers may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

	7.	NONCOMPETITION.

(a)	Each Seller, agrees that, in consideration of the purchase by Clariti hereunder, such Seller shall not anywhere in the United States, on or prior to the date which is two (2) years after the Closing Date, directly or indirectly,
(i) run, own, manage, operate, control, be employed by, provide consulting services to, be an officer or director of, participate in, lend his, her or its name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity which competes with the business being conducted at the Closing Date by the Company, or (ii) solicit any customer, supplier or distributor of the Company for the purpose of entering into a business relationship with such Person or attempt to persuade any such Person to discontinue its relationship with the Company.

(b)	Each of the Sellers further agrees that for a period of two (2)  years after the Closing Date such Seller will not directly or indirectly without the prior written consent of Clariti, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Company or any Affiliate thereof, to leave the employ of Clariti unless such person has been terminated by Company.

		(c)	Sellers acknowledge and agree that the limitations set forth above are reasonable in time and geographic scope, and if any provision hereof is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. In particular, Sellers agree that if any court of competent jurisdiction shall determine that the duration or geographical limit of the foregoing non-competition covenant is invalid or unenforceable, it is the intention of the Parties that it shall not be terminated thereby but shall be deemed to have been amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the jurisdiction of the court making such adjudication. Sellers further agree not to disclose to any Person any Confidential Information or trade secrets of Company unless already in the public domain through no act or omission of Sellers. Sellers further acknowledge and agree that any violation of any of the covenants in this Section would cause substantial and irreparable injury to Clariti, whereupon Sellers, and their respective shareholders, directors, officers and employees jointly and severally may be enjoined from any breach or threatened breach thereof in addition to, but not in limitation of any of the rights or remedies to which Clariti is or may be entitled hereunder, at law or in equity.

		(d)	Notwithstanding anything herein to the contrary, in no event shall the shareholders of Sellers be bound by this Section 7.

	8.	INDEMNIFICATION.

	8.1	Survival of Representations and Warranties.  All of the
representations and warranties contained herein (except for those contained in Sections 3.4 (Authorization of Transaction), 3.7 (Title to Assets), and 3.15 (Taxes) or contained in any document, certificate or other instrument required to be delivered at the Closing hereunder shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter. The representations and warranties contained in Sections 3.4, 3.7 & 3.15 shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations and any extensions or waivers thereof). The termination of any such representations and warranties, however, shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to such termination date.

	8.2.	Indemnity by Sellers.  Each Seller severally, but not jointly, indemnifies, and agrees to defend and hold harmless Clariti and each of its Affiliates from, against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, injuries, deficiencies, demands, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, the "Losses") that arise out of, result from or relate to any one or more of the following:

	(a)	the inaccuracy of any representation or warranty made by such
Seller and/or the Company (or any of them) herein, including as a result of any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by the Company or such Seller hereunder;

	(b)	the breach or nonfulfillment of any agreement or covenant of such
Seller contained herein or in any agreement or instrument required to be entered into in connection herewith;

	(c)	the Sellers shall be liable under this Section 8.2 in respect of
Losses, only to the extent that the aggregate amount of such Losses exceeds $100,000 (as further clarification of the foregoing, Sellers shall not be liable on the first $100,000 of Losses); provided, further, that the threshold shall not apply to any Losses that result from the inaccuracy of any representation or warranty contained in Sections 3.4, 3.7, or 3.15 hereof or to any claim based upon fraud; and/or

			(d)	each Seller's aggregate liability under this Section
8.2 in respect of Losses that result from the inaccuracy of any representation or warranty, or the breach or nonfulfillment of any agreement or covenant contained in this Agreement shall not exceed the aggregate amount of the value of the Clariti Stock paid to such Seller pursuant to Section 2 hereof (valued at  the closing price of the Clariti Stock on the Closing Date as reported on the exchange or other quotation medium, as the case may be, on which the
Clariti Stock is quoted); provided that the limits set forth herein shall not apply to any claim based upon fraud.

Clariti shall provide Sellers written notice for any claim made in respect of the indemnification provided in this Section 8.2, whether or not arising out of a claim by a third party. In the event Sellers are obligated to indemnify Clariti hereunder, each Seller in its sole discretion, shall have the option of satisfying such indemnity claim with shares of Clariti's Stock Issued to or on behalf of Sellers under the provisions of Section 2. In such event Sellers, or the Escrow Agent (as the case may be), shall deliver to Clariti the certificate representing the Clariti stock whose aggregate value equals the dollar value of any such indemnity claim, and Clariti shall then issue a new certificate in the name of such Seller evidencing the remaining number of shares of Clariti stock. For purposes of this Section 8.2, each share of the Clariti stock shall be valued at the closing price of Clariti's Stock on the Closing Date as reported on the exchange or other quotation medium, as the case may be, on which the Clariti stock is quoted.

			(e)	Notwithstanding anything herein to the contrary, in the
event of any Losses arising from a breach of a representation or warranty relating to the Company pursuant to Section 8.2(a) hereof, each Seller shall only be liable for a percentage of such Losses equal to such Seller's
Percentage Interest.

			(f)	Clariti shall provide Sellers written notice for any
claim made in respect of the indemnification provided in this Section 8.2, whether or not arising out of a claim by a third party.

	8.3	Indemnity by Clariti.  Clariti hereby indemnifies, and agrees to defend and hold harmless the Sellers and each of their respective Affiliates from, against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, injuries, deficiencies, demands, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, the "Losses") that arise out of, result from or relate to any one or more of the following:

	(a)	the inaccuracy of any representation or warranty made by Clariti herein, including as a result of any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Clariti;

	(b)	the breach or nonfulfillment of any agreement or covenant of
Clariti contained herein or in any agreement or instrument required to be entered into in connection herewith;.

	(c)	Clariti shall be liable under this Section 8.3 in respect of Losses only to the extent that the aggregate amount of such Losses exceeds $100,000
(as further clarification of the foregoing, Clariti shall not be liable on the first $100,000 of Losses; provided, further, that the threshold shall not apply to any Losses that result from the inaccuracy of any representation or warranty contained in Sections 4.1, 4.2 or 4.3 hereof or to any claim based upon fraud;
and/or

			(d)	Clariti's aggregate liability under this Section 8.3 in
respect of Losses that result from the inaccuracy of any representation or warranty contained in this Agreement shall not exceed the aggregate amount of the value of the Clariti Stock paid to the Sellers pursuant to Section 2 hereof
(valued at the closing price of the Clariti Stock on the Closing Date as reported on the exchange or other quotation medium, as the case may be, on which the Clariti Stock is quoted); provided that the limits set forth herein shall not apply to any claim based upon fraud.

Sellers shall provide Clariti written notice for any claim made in respect of the indemnification provided in this Section 8.3, whether or not arising out of a claim by a third party.

	8.4	Matters Involving Third Parties.

	(a)	  If any third party shall notify any Party (the "Indemnified
Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

	(b)	  Any Indemnifying Party will have the right to defend against the
Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified
Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

	(c)	  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

	(d)	  In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

	(e)	Any indemnification liability or reimbursement under this Section 8 shall be limited to the amount of damages (of any nature) actually sustained by a party hereto, net of any applicable insurance payments, tax benefit or other reimbursement realized by such party.

	9.	TERMINATION.

	9.1	Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

	(a)	The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

	(b)	Clariti may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event the Company or the Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Clariti has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) Clariti is not satisfied with the result of its due diligence of the Company and notifies Sellers in accordance with the provisions of Section 6.1(i) or (iii) if the Closing shall not have occurred on or before June 30, 1999 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Clariti itself breaching any representation, warranty, or covenant contained in this Agreement); and

	(c)	The Sellers or Company may terminate this Agreement by giving written notice to Clariti at any time prior to the Closing (i) in the event Clariti has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers or Company have notified Clariti of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 1999 by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Sellers or the Company itself breaching any representation, warranty, or covenant contained in this Agreement).

	9.2	Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

	10.	MISCELLANEOUS.

	10.1	Press Releases and Public Announcements.  Clariti will present a
Press Release to the Sellers and Company relating to the execution of this Agreement which it shall issue if no objection is received within twenty-four
(24) hours.

	10.2	No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

	10.3	Entire Agreement.  This Agreement (including the documents referred to herein)  constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the
Parties, written or oral, to the extent they related in any way to the subject matter hereof.

	10.4	Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as set forth herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Clariti may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

	10.5	Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

	10.6	Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

	10.7	Notices.  All notices, requests, demands, claims, and other
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Clariti:

1341 N. Delaware Avenue, Suite 408
Philadelphia, PA  19125
Attention: Peter S. Pelullo, Chief Executive Officer

	With a copy to:

	Eizen Fineburg & McCarthy, LLP
	2001 Market Street, Suite 3410
	Philadelphia, PA  19103
	Attention: Gary J. McCarthy, Esquire

	If to Sellers and/or Company:

	MegaHertz Communications Corporation
	794 Union Street
	Brooklyn, NY  11215
	Attention: Mr. Eli Hertz

	MegaHertz-NKO, Inc.
	8160 Bay Meadow Way West
	Suite 130
	Jacksonville, FL  32256
	Attn: Mr. Eric Fixler

	NKO, Inc.
	c/o Proskauer Rose, LLP
	1585 Broadway
	New York, NY  10036
	Attn: Jeffrey A. Horwitz, Esquire

	With a Copy to:

	Proskauer Rose, LLP
	1585 Broadway
	New York, NY
	Attn: Jeffrey A. Horwitz, Esquire

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

	10.8	Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule
(whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. Any and all legal proceedings concerning the infringement, breach or contemplated breach of this Agreement shall be filed in the Commonwealth of Pennsylvania, Philadelphia County only, and the parties hereto consent to such jurisdiction and venue.

	10.9	Amendments and Waivers.  No amendment of any provision of this
Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

	10.10	Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

	10.11	Expenses.  Each of Clariti, Sellers and Company will bear its own costs and expenses (including legal and accounting fees and expenses) and no costs or expenses will be charged to the Company in excess of $25,000.

	10.12	Construction.  The Parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

	10.13	Incorporation of Exhibits and Schedules.  The Exhibits and
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

	10.14	Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this. Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

	10.15	Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE
LAW WHICH CANNOT BE WAIVED, THE SELLERS HEREBY WAIVE, AND COVENANT THAT THEY
WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING
IN TORT OR CONTRACT OR OTHERWISE.







SIGNATURES APPEAR ON THE FOLLOWING PAGE


	IN WITNESS WHEREOF, the parties have caused this Share Exchange Agreement to be duly executed and delivered as of the day and year first above written.


						CLARITI:

						Clariti Telecommunications International,
       Ltd., a Delaware corporation

      s/Peter S. Pelullo
						-----------------------
						Peter S. Pelullo
						Chief Executive Officer


      MegaHertz-NKO, Inc.,
       a Delaware corporation

      s/Eric Fixler
						---------------------------------
						Eric Fixler, CEO
						  [a duly authorized representative]


						NKO, Inc.,
						a Delaware corporation


      s/Mair Laiser
						-----------------------------------
						Mair Laiser, Chairman of the Board
						  [a duly authorized representative]


						MegaHertz Communications Corporation,
						a New York corporation


      s/Eli Hertz
						-----------------------------------
						Eli Hertz, President
						 [a duly authorized representative]